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                                                                     EXHIBIT 5.1

                        [ROBINSON & COLE LLP LETTERHEAD]


                               December ___, 1997

Spring Water, Inc.
Crystal Spring Acquisition, Inc.
Mountain Fresh Acquisition Corp.
Cullyspring Water Co., Inc.
Sparkling Spring Water Group Limited
Sparkling Spring Water Limited
Water Jug Enterprises Limited
Withey's Water Softening & Purification Ltd.
Aqua Care Water Softening & Purification Inc.
High Valley Water Limited
3003969 Nova Scotia Limited
Canadian Springs Water Company Limited
Sparkling Spring Water (UK) Limited
Aquaporte (UK) Limited
Marlborough Employment Limited
Water at Work Limited
Natural Water Limited
One Landmark Square
Stamford, Connecticut 06901

Ladies and Gentlemen:

         We refer to the offer of Sparkling Spring Water Group Limited (the "Issuer") and Spring Water, Inc., Crystal Spring Acquisition, Inc., Mountain Fresh Acquisition Corp., Cullyspring Water Co., Inc., Sparkling Spring Water Limited, Water Jug Enterprises Limited, Withey's Water Softening & Purification, Ltd., Aqua Care Water Softening & Purification Inc., High Valley Water Limited, 3003969 Nova Scotia Limited, Canadian Springs Water Company Limited, Sparkling Spring Water (UK) Limited, Aquaporte (UK) Limited, Marlborough Employment Limited, Water at Work Limited and Natural Water Limited (the "Guarantors") to exchange $1,000, aggregate principal amount of 11-1/2% Senior Subordinated Notes due 2007 of the Issuer (the "Exchange Notes") (together with the related guarantees of the Guarantors), for each $1,000 aggregate principal of the outstanding unregistered 11-1/2% Senior Subordinated Notes due 2007 of the Issuer (together with the related guarantees of the Guarantors), which Exchange Notes (and the related guarantees of the Guarantors) are the subject of the Registration Statement on Form F-4, to which this opinion is an Exhibit, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement").

         In connection herewith, we have examined the Registration Statement, the Indenture, dated as of November 19, 1997 among the Issuer, the Guarantors and Bankers Trust Company as trustee the ("Indenture"), and the Exchange Notes (and the related guarantees of the Guarantors included therewith) (the Indenture, the Exchange Notes and the related guarantees of the Exchange Notes of the Guarantors are collectively referred to herein as the "Documents"), together with such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  On the basis of the foregoing examination, we advise you that, upon the (i) Registration Statement becoming effective under the Act, and (ii) qualification of the Indenture under the Trust Indenture Act of 1939, as amended, in our opinion the guarantee of the Exchange Notes by each Guarantor will have been duly authorized and will constitute a valid and binding obligation of such Guarantor, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at action at law).
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         The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         The foregoing opinions are subject to the qualification that the enforceability of certain rights, remedies and waivers provided in the Documents may be unavailable or limited by certain laws and judicial decisions. In respect of such qualification, however, we are of the opinion that such laws and judicial decisions do not, subject to the other exceptions and limitations contained in this letter, make the remedies generally afforded by the Documents inadequate to permit enforcement of the indebtedness arising thereunder. We note that the provisions of any Document that permit any person thereunder to take action or make determinations, or to benefit from indemnities and similar undertakings of the Issuer or any Guarantor, may be subject to a requirement that such action be taken or such determinations be made, and that any action or inaction by such person which may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

         We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

                                            Very truly yours,

                                            ROBINSON & COLE LLP



                                            By: /s/ Richard A. Krantz
                                                -------------------------------
                                                 Richard A. Krantz